EXHIBIT 99

Monsanto Company
800 North Lindbergh Blvd
St. Louis, Missouri 63167

Release	Immediately

Contact	Media: Lee Quarles (314-694-2330)
Analysts: Scarlett Lee Foster (314-694-8148)

AG PRODUCTIVITY BUSINESS CONTRIBUTES TO STRONG FOURTH QUARTER;
SEEDS AND TRAITS BUSINESS DRIVES RECORD SALES IN FISCAL YEAR 2006
St. Louis — Oct. 11, 2006

	Fourth	Fourth	Fiscal	Fiscal
($ in millions)	Quarter	Quarter	Year	Year
	2006	2005	2006	2005

Net Sales by Segment
Corn seed and traits	$212	$190	$1,793	$1,494
Soybean seed and traits	27	62	960	889
Vegetable and fruit seed	155	139	569	226
All other crops seeds and traits	138	154	706	643

TOTAL Seeds and Genomics	$532	$545	$4,028	$3,252

Roundup and other glyphosate-based herbicides	$632	$508	$2,262	$2,049
All other agricultural productivity products	227	221	1,054	$993

TOTAL Agricultural Productivity	$859	$729	$3,316	$3,042

TOTAL Net Sales	$1,391	$1,274	$7,344	$6,294

Gross Profit	$480	$493	$3,548	$3,004

Operating Expenses	$668	$640	$2,371	$2,262

Interest Expense — Net	$16	$23	$79	$75
Other Expense (Income) — Net	$ (2)	$25	$43	$388

Net Income (Loss)	$(144)	$(125)	$689	$255

Diluted Earnings (Loss) per Share(1)	$(0.27)	$(0.23)	$1.25	$0.47

Items Affecting Comparability — EPS Impact
Tax Charge on Repatriated Earnings	0.04	—	0.04	—
Loss (Income) on Discontinued Operations	0.01	(0.01)	0.01	(0.02)
Cumulative Effect of Change in Accounting Principle	0.01	—	0.01	—
Solutia-Related Charge and Tax Benefit	—	(0.01)	—	0.32
Tax Benefit on Loss from European Wheat and Barley Business	—	—	—	(0.19)
Restructuring Charges — Net	—	—	—	0.01
Seminis & Stoneville In-Process R&D	—	—	—	0.45

Diluted Earnings (Loss) per Share from Ongoing Business(1)
(For the definition of ongoing EPS, see note 2.)	$(0.21)	$(0.25)	$1.31	$1.04

Effective Tax Rate (Continuing Operations)	36%	38%	32%	37%

	Fourth	Fourth	Fiscal	Fiscal
Comparison as a Percent of Net Sales:	Quarter	Quarter	Year	Year
	2006	2005	2006	2005

Gross profit	35%	39%	48%	48%

Selling, general and administrative expenses (SG&A) and Bad-debt expense	34%	36%	22%	22%
Research and development expenses (excluding acquired in-process R&D)	14%	15%	10%	9%
Income (loss) from continuing operations before income taxes and minority interest	(15)%	(15)%	14%	4%
Net income (loss)	(10)%	(10)%	9%	4%
Comment from Monsanto Chairman, President and Chief Executive Officer Hugh Grant:
“The 2006 fiscal year was an outstanding year for Monsanto. We realized record sales, expanded growth in our corn seed business and saw continued adoption of our trait technologies. Our results have created a strong foundation for continued earnings growth for the company leading into the next decade.”
Market Conditions
The 2006 harvest season is well under way throughout the Northern Hemisphere. Based on late-season estimates by the U.S. Department of Agriculture (USDA), producers could realize near-record production levels in corn, cotton and soybeans, as late-season rains helped improve crop conditions in parts of the Corn, Cotton and Soybean belts. The USDA currently estimates that this year’s corn crop is 29 percent harvested, the cotton crop is 32 percent harvested, and the soybean crop is 47 percent harvested.
In South America, farmers are gearing up for planting and during the next several months will be seeding their fields with their crops. Early-season estimates suggest that acres planted to corn in Argentina may rise slightly year over year, while acres planted to soybeans in Brazil may be reduced somewhat.
Operations Update
Monsanto reported net sales of $1.4 billion for the fourth quarter of fiscal year 2006, which were 9 percent higher than sales in the same period in fiscal year 2005. The fourth-quarter results were primarily driven by higher sales of Roundup and other glyphosate-based herbicides in the United States as well as higher sales of the company’s corn products. Results in the quarter were partially offset by lower U.S. soybean trait revenues as the company’s seed and trait licensees reported a higher percentage of their annual sales in the first nine months of 2006 compared with sales in the same period in 2005.
The company reported record net sales of $7.3 billion in fiscal year 2006, which were 17 percent higher than sales in fiscal year 2005. Key contributors to the company’s growth in the year included higher U.S. corn seed and traits revenues, and higher sales of Roundup and other glyphosate-based herbicides in the United States. Sales from the Seminis business also contributed to the favorable results for the year, as the company realized the first full year of sales from this business.
Monsanto reported a net loss of $144 million in the fourth quarter of fiscal year 2006, compared with a reported net loss of $125 million in the same period last year. The decrease in the fourth quarter income related primarily to lower sales in the Seeds and Genomics segment. For fiscal year 2006, the company reported net income of $689 million which was significantly higher than net income for fiscal year 2005. The increase in fiscal year 2006 related primarily to higher revenue from the company’s U.S. seeds-and-traits business. In comparison, net income in fiscal year 2005 also had a write-off related to in-process R&D associated with acquired seed companies.
Loss per share for the fourth quarter was $(0.27) on an as-reported basis, and was $(0.21) on an ongoing basis. Earnings per share (EPS) for fiscal year 2006 were $1.25 on an as-reported basis, and $1.31 on an ongoing basis. Monsanto’s EPS data for all periods has been adjusted to reflect the company’s two-for-one stock split which was paid on July 28, 2006. (For a reconciliation of ongoing EPS, see page 1. See note 2 for a discussion of ongoing EPS.)

Cash Flow
In fiscal year 2006, Monsanto generated free cash flow which topped $1 billion. During the year, Monsanto’s net cash provided by operating activities decreased 4 percent to $1.7 billion, while the company’s net cash required by investing activities was $625 million for the fiscal year 2006. (For a reconciliation of free cash flow, see note 2.) Free cash flow in fiscal year 2006 reflected higher net income and lower spending on acquisitions when compared with fiscal year 2005. Net cash required by financing activities was $117 million for fiscal year 2006, compared with net cash required of $582 million for fiscal year 2005. The change in net cash required by financing activities is primarily because of higher spending on acquisitions in 2005.
Outlook
Monsanto announced that its full-year 2007 EPS guidance, both on a reported and ongoing basis, is expected to be in the range of $1.50 to $1.57. The company’s 2007 EPS guidance reflects a projected growth rate of up to 15 percent to 20 percent from the fiscal year 2006 EPS ongoing base of $1.31 per share. (For a reconciliation of ongoing EPS, see page 1. See note 2 for a discussion of ongoing EPS.)
The company also confirmed guidance for free cash flow for fiscal year 2007 will be in the range of $875 million to $950 million. The company expects net cash provided by operating activities to be in the range of $1.3 billion to $1.4 billion, and net cash required by investing activities to be approximately $500 million for fiscal year 2007. (For a reconciliation of free cash flow, see note 2.)
Monsanto also noted that it expects that its target for SG&A expense as a percent of sales for fiscal year 2007 will be in the range of 21 to 21.5 percent. The company also confirmed that its R&D expenses as a percent of sales for fiscal year 2007 are expected to be approximately 10 percent.

Seeds and Genomics Segment Detail

($ in millions)	Net Sales				Gross Profit
	Fourth	Fourth	Fiscal	Fiscal	Fourth	Fourth	Fiscal	Fiscal
Seeds and Genomics	Quarter	Quarter	Year	Year	Quarter	Quarter	Year	Year
	2006	2005	2006	2005	2006	2005	2006	2005

Corn seed and traits	$212	$190	$1,793	$1,494	$71	$75	$1,019	$825

Soybean seed and traits	27	62	960	889	12	49	667	613

Vegetable and fruit seed	155	139	569	226	75	71	296	113

All other crops seeds and traits	138	154	706	643	90	118	480	431

TOTAL Seeds and Genomics	$532	$545	$4,028	$3,252	$248	$313	$2,462	$1,982

($ in millions)	Earnings Before Interest & Taxes (EBIT)
	Fourth	Fourth	Fiscal	Fiscal
Seeds and Genomics	Quarter	Quarter	Year	Year
	2006	2005	2006	2005

EBIT (For a reconciliation of
EBIT, see note 2.)	$(228)	$(136)	$794	$374

Unusual Items Affecting EBIT

Seminis & Stoneville In-Process R&D	None	None	None	$(248)

Restructuring charges — net	None	None	$1	$(7)

Income on discontinued operations	None	$5	None	$11

Pre-tax Cumulative Effect of Change in Accounting Principle	$(5)	None	$(5)	None

The Seeds and Genomics segment consists of the company’s global seeds and related traits business, and genetic technology platforms.
Sales for Monsanto’s Seeds and Genomics segment were $532 million for the fourth quarter of fiscal year 2006, or 2 percent lower than sales in the same period last year.
During the fourth quarter of fiscal year 2006, the company realized higher sales of corn seeds in the United States and higher sales from the Seminis business. Results in the quarter were offset by lower soybean trait revenues as the company’s seed-and-trait licensees reported a greater percentage of their annual sales in the first nine months of fiscal year 2006 when compared with sales in fiscal year 2005.
Sales for the segment were $4 billion for fiscal year 2006, or 24 percent higher when compared with sales in fiscal year 2005. Higher revenues from the company’s U.S. corn seed-and-traits business was a key driver for growth in the year. Strong adoption of the company’s corn seed and traits in the United States contributed to a more than 3-point increase in market share for Monsanto in the U.S. corn seed market. This marks the fifth consecutive year of market share gains for Monsanto in the U.S. market.
Sales from acquired businesses also contributed to the full-year results. This is the first year that Monsanto has recorded a full year of sales from its Seminis and Stoneville businesses, both of which were acquired in 2005.

Inventory step-up charged to cost of goods sold for the Seminis business totaled $15 million in the fourth quarter and $50 million for the 2006 fiscal year, compared with $12 million in the fourth quarter of fiscal year 2005 and $19 million for the 2005 fiscal year.
As part of today’s announcement, Monsanto published its year-end report on the company’s biotech trait acreage for fiscal year 2006. This report is available on Monsanto’s web site at: http://www.monsanto.com/monsanto/layout/investor/company/crop.asp.
Agricultural Productivity Segment Detail

($ in millions)	Net Sales				Gross Profit
	Fourth	Fourth	Fiscal	Fiscal	Fourth	Fourth	Fiscal	Fiscal
Agricultural Productivity	Quarter	Quarter	Year	Year	Quarter	Quarter	Year	Year
	2006	2005	2006	2005	2006	2005	2006	2005

Roundup and other glyphosate-based herbicides	$632	$508	$2,262	$2,049	$146	$108	$648	$637

All other agricultural productivity products	227	221	1,054	993	86	72	438	385

TOTAL Agricultural Productivity	$859	$729	$3,316	$3,042	$232	$180	$1,086	$1,022

($ in millions)	Earnings Before Interest & Taxes (EBIT)
	Fourth	Fourth	Fiscal	Fiscal
Agricultural Productivity	Quarter	Quarter	Year	Year
	2006	2005	2006	2005

EBIT (For a reconciliation of
EBIT, see note 2.)	$21	$(39)	$301	$(27)

Unusual Items Affecting EBIT

Pre-tax Solutia-Related Charge	None	None	None	$(284)

Restructuring charges — net	None	$1	$1	$1

Loss on Discontinued Operations	$(4)	None	$(5)	None

Pre-tax Cumulative Effect of Change in Accounting Principle	$(4)	None	$(4)	None

The Agricultural Productivity segment consists primarily of crop protection products, the lawn-and-garden herbicide business, and the company’s animal agricultural business.
Sales for Monsanto’s Agricultural Productivity segment were $859 million for the fourth quarter of fiscal year 2006, or 18 percent higher compared with sales in the same period last year. Higher sales of Roundup and other glyphosate-based herbicides in the United States contributed to the increase in the fourth quarter.
Segment sales were $3.3 billion for fiscal year 2006 or 9 percent higher than segment sales compared with sales in fiscal year 2005. Increased volumes and prices of Roundup herbicides in the United States contributed to growth for the full year. Segment sales also benefited from increased sales from the company’s selective chemistry and dairy businesses.
Despite higher raw material costs for Roundup and other glyphosate-based herbicides associated with higher energy costs, and increased costs in Brazil as result of a strengthening Real, gross profit for the segment remained in line with the company’s guidance.
Webcast Information
In conjunction with this announcement, Monsanto will hold a conference call at 8 a.m. central time (9 a.m. eastern time) today. The call will focus on these results and future expectations. The call may also include a discussion of Monsanto’s strategic initiatives, product performance and other matters related to the company’s business.
Presentation slides and a simultaneous audio webcast of the conference call may be accessed by visiting the company’s web site at www.monsanto.com and clicking on “Investor Information.” Visitors may need to download Windows Media Player™ prior to listening to the webcast. Following the live broadcast, a replay of the webcast will be available on the Monsanto web site for three weeks.
About Monsanto Company
Monsanto Company is a leading global provider of technology-based solutions and agricultural products that improve farm productivity and food quality. For more information on Monsanto, see www.monsanto.com.
-oOo-
Cautionary Statements Regarding Forward-Looking Information:
Certain statements contained in this release are “forward-looking statements,” such as statements concerning the company’s anticipated financial results, current and future product performance, regulatory approvals, business and financial plans and other non-historical facts. These statements are based on current expectations and currently available information. However, since these statements are based on factors that involve risks and uncertainties, the company’s actual performance and results may differ materially from those described or implied by such forward-looking statements. Factors that could cause or contribute to such differences include, among others: continued competition in seeds, traits and agricultural chemicals; the company’s exposure to various contingencies, including those related to intellectual property protection, regulatory compliance and the speed with which approvals are received, and public acceptance of biotechnology products; the success of the company’s research and development activities; the outcomes of major lawsuits, including proceedings related to Solutia Inc.; developments related to foreign currencies and economies; successful completion and operation of recent and proposed acquisitions, including Delta and Pine Land Company; fluctuations in commodity prices; compliance with regulations affecting our manufacturing; the accuracy of the company’s estimates related to distribution inventory levels; the company’s ability to fund its short-term financing needs and to obtain payment for the products that it sells; the effect of weather conditions, natural disasters and accidents on the agriculture business or the company’s facilities; and other risks and factors detailed in the company’s filings with the SEC. Undue reliance should not be placed on these forward-looking statements, which are current only as of the date of this release. The company disclaims any current intention or obligation to update any forward-looking statements or any of the factors that may affect actual results.
Notes to editors: Roundup is a registered trademark owned by Monsanto Company and its wholly owned subsidiaries.
References to “Roundup herbicides” in this release mean Roundup branded herbicides, excluding lawn-and-garden herbicide products, and references to “Roundup and other glyphosate-based herbicides” exclude all lawn-and-garden herbicides.

Monsanto Company
Selected Financial Information
(Dollars in millions, except per share amounts)
Unaudited

Statements of Consolidated Operations	Three Months	Three Months	12 Months	12 Months
	Ended	Ended	Ended	Ended
	Aug. 31, 2006	Aug. 31, 2005	Aug. 31, 2006	Aug. 31, 2005

Net Sales	$1,391	$1,274	$7,344	$6,294
Cost of Goods Sold	911	781	3,796	3,290

Gross Profit	480	493	3,548	3,004
Operating Expenses:
Selling, General and Administrative Expenses	468	423	1,601	1,334
Bad-Debt Expense	7	31	47	67
Research and Development Expenses	193	187	725	588
Acquired In-Process Research and Development	—	—	—	266
Restructuring Charges (Reversals) — Net	—	(1)	(2)	7

Total Operating Expenses	668	640	2,371	2,262
Income (Loss) From Operations	(188)	(147)	1,177	742
Interest Expense	34	37	134	115
Interest Income	(18)	(14)	(55)	(40)
Solutia-Related Expenses	9	9	29	309
Other Expense (Income) — Net	(11)	16	14	79

Income (Loss) From Continuing Operations Before Income Taxes and Minority Interest	(202)	(195)	1,055	279
Income Tax Provision (Benefit)	(72)	(74)	340	104
Minority Interest Expense	5	8	17	18

Income (Loss) From Continuing Operations	(135)	(129)	698	157

Discontinued Operations:
Income (Loss) From Operations of Discontinued Businesses	(4)	5	(5)	11
Income Tax Provision (Benefit)	(1)	1	(2)	(87)

Income (Loss) on Discontinued Operations	(3)	4	(3)	98

Income (Loss) Before Cumulative Effect of Accounting Change	(138)	(125)	695	255
Cumulative Effect of a Change in Accounting Principle, Net of Tax Benefit	(6)	—	(6)	—

Net Income (Loss)	$(144)	$(125)	$689	$255

EBIT (See note 2)	$(207)	$(175)	$1,095	$347

Basic Earnings (Loss) per Share:(1)
Income (Loss) From Continuing Operations	$(0.25)	$(0.24)	$1.30	$0.30
Income (Loss) on Discontinued Operations	(0.01)	0.01	(0.01)	0.18
Cumulative Effect of Accounting Change	(0.01)	—	(0.01)	—

Net Income (Loss)	$(0.27)	$(0.23)	$1.28	$0.48

Diluted Earnings (Loss) per Share:(1)
Income (Loss) From Continuing Operations	$(0.25)	$(0.24)	$1.27	$0.29
Income (Loss) on Discontinued Operations	(0.01)	0.01	(0.01)	0.18
Cumulative Effect of Accounting Change	(0.01)	—	(0.01)	—

Net Income (Loss)	$(0.27)	$(0.23)	$1.25	$0.47

Weighted Average Shares Outstanding:(1)
Basic	542.8	536.5	540.0	533.6
Diluted	542.8	536.5	551.6	545.3

Monsanto Company
Selected Financial Information
(Dollars in millions)
Unaudited

Condensed Statements of Consolidated Financial Position	As of	As of
	Aug. 31, 2006	Aug. 31, 2005

Assets

Current Assets:
Cash and Cash Equivalents	$1,460	$525
Short-Term Investments	22	150
Trade Receivables — Net of Allowances of $298 and $275, respectively	1,455	1,473
Miscellaneous Receivables	344	370
Deferred Tax Assets	390	374
Inventories	1,688	1,664
Assets of Discontinued Operations	6	15
Other Current Assets	96	73

Total Current Assets	5,461	4,644

Property, Plant and Equipment — Net	2,418	2,378
Goodwill	1,522	1,248
Other Intangible Assets — Net	1,229	1,153
Noncurrent Deferred Tax Assets	625	680
Other Assets	473	476

Total Assets	$11,728	$10,579

Liabilities and Shareowners’ Equity

Current Liabilities:
Short-Term Debt	$28	$126
Accounts Payable	514	525
Income Taxes Payable	234	208
Accrued Compensation and Benefits	295	273
Accrued Marketing Programs	494	457
Liabilities of Discontinued Operations	2	11
Miscellaneous Short-Term Accruals	712	559

Total Current Liabilities	2,279	2,159

Long-Term Debt	1,639	1,458
Postretirement Liabilities	589	732
Long-Term Portion of Solutia-Related Reserve	155	184
Other Liabilities	530	433
Shareowners’ Equity	6,536	5,613

Total Liabilities and Shareowners’ Equity	$11,728	$10,579

Debt to Capital Ratio:	20%	22%

Monsanto Company
Selected Financial Information
(Dollars in millions)
Unaudited

Statements of Consolidated Cash Flows	12 Months	12 Months
	Ended	Ended
	Aug. 31, 2006	Aug. 31, 2005

Operating Activities:
Net Income	$689	$255
Adjustments to Reconcile Cash Provided (Required) by Operations:
Items That Did Not Require (Provide) Cash:
Pre-Tax Cumulative Effect of Change in Accounting Principle	9	—
Depreciation and Amortization Expense	519	488
Bad-Debt Expense	47	67
Stock-Based Compensation Expense	63	—
Excess Tax Benefits from Stock-Based Compensation	(98)	—
Tax Benefit on Employee Stock Options	—	94
Noncash Restructuring	—	7
Deferred Income Taxes	39	(86)
Equity Affiliate Expense — Net	31	31
Acquired In-Process Research and Development	—	266
Solutia-Related Charge	—	284
Other Items That Did Not Require Cash	26	63
Changes in Assets and Liabilities That Provided (Required)
Cash, Net of Acquisitions:
Trade Receivables	218	394
Inventories	(25)	6
Accounts Payable and Accrued Liabilities	135	(46)
Solutia-Related Payments	(34)	(49)
PCB Litigation Settlement Insurance Proceeds	27	14
Net Investment Hedge Loss	(1)	(48)
Other Items	29	(3)

Net Cash Provided by Operating Activities	1,674	1,737

Cash Flows Provided (Required) by Investing Activities:
Purchases of Short-Term Investments	(171)	(150)
Maturities of Short-Term Investments	300	300
Capital Expenditures	(370)	(281)
Acquisitions of Businesses, Net of Cash Acquired	(258)	(1,541)
Technology and Other Investments	(147)	(65)
Other Investments and Property Disposal Proceeds	21	70

Net Cash Required by Investing Activities	(625)	(1,667)

Cash Flows Provided (Required) by Financing Activities:
Net Change in Financing With Less Than 90-Day Maturities	(106)	28
Short-Term Debt Proceeds	6	68
Short-Term Debt Reductions	(39)	(52)
Long-Term Debt Proceeds	256	475
Long-Term Debt Reductions	(118)	(299)
Payments on Debt Assumed in Seminis Acquisition	—	(495)
Payments on Other Financing	(9)	(15)
Payment of Premium to Exchange Notes Payable	—	(53)
Debt Issuance Costs	—	(4)
Treasury Stock Purchases	(114)	(234)
Stock Option Exercises	116	173
Excess Tax Benefits From Stock-Based Compensation	98	—
Dividend Payments	(207)	(174)

Net Cash Required by Financing Activities	(117)	(582)

Effect of Exchange Rate Changes on Cash and Cash Equivalents	3	—
Net Increase (Decrease) in Cash and Cash Equivalents	935	(512)
Cash and Cash Equivalents at Beginning of Period	525	1,037

Cash and Cash Equivalents at End of Period	$1,460	$525

Monsanto Company
Selected Financial Information
(Dollars in millions)
Unaudited
1.	All earnings per share figures have been adjusted to reflect the company’s two-for-one stock split which was paid on July 28, 2006, in the form of a 100 percent stock dividend.

2.	EBIT, Ongoing EPS and Free Cash Flow: The presentations of EBIT, ongoing EPS and free cash flow are not intended to replace net income (loss), cash flows, financial position or comprehensive income (loss), and they are not measures of financial performance as determined in accordance with generally accepted accounting principles (GAAP) in the United States. The following tables reconcile EBIT, ongoing EPS and free cash flow to the respective most directly comparable financial measure calculated in accordance with GAAP.

Reconciliation of EBIT to Net Income (Loss): EBIT is defined as earnings (loss) before interest and taxes. Earnings (loss) is intended to mean net income (loss) as presented in the Statements of Consolidated Operations under GAAP. The following table reconciles EBIT to the most directly comparable financial measure, which is net income (loss).

	Three Months Ended		12 Months Ended
	Aug. 31,		Aug. 31,
	2006	2005	2006	2005

EBIT — Seeds and Genomics Segment	$(228)	$(136)	$794	$374
EBIT — Agricultural Productivity Segment	21	(39)	301	(27)

EBIT— Total	(207)	(175)	1,095	347
Interest Expense — Net	16	23	79	75
Income Tax Provision (Benefit)(A)	(79)	(73)	327	17

Net Income (Loss)	$(144)	$(125)	$689	$255

(A)	Includes the income tax provision (benefit) from continuing operations, the income tax benefit on minority interest, the income tax provision (benefit) on discontinued operations, and the income tax benefit on the cumulative effect of a change in accounting principle.
Reconciliation of EPS to Ongoing EPS: Ongoing EPS is calculated excluding certain after-tax items which Monsanto does not consider part of ongoing operations. The reconciliation of EPS to ongoing EPS for the fourth quarter and twelve months ended Aug. 31, 2006 and 2005, is included on page 1 of this release.
Reconciliation of Free Cash Flow: Free cash flow represents the total of cash flows from operating activities and investing activities, as reflected in the Statements of Consolidated Cash Flows presented in this release. With respect to the fiscal year 2007 free cash flow target, Monsanto does not include any estimates or projections of Net Cash Provided (Required) by Financing Activities because in order to prepare any such estimate or projection, Monsanto would need to rely on market factors and conditions that are outside of its control.

	Fiscal Year	12 Months Ended
	2007	Aug. 31,
	Target	2006	2005

Net Cash Provided by Operating Activities	$1,375 - $1,450	$1,674	$1,737
Net Cash Required by Investing Activities	(500)	(625)	(1,667)

Free Cash Flow	$875 - $950	$1,049	$70
Net Cash Required by Financing Activities	N/A	(117)	(582)
Effect of Exchange Rate Changes on Cash and Cash Equivalents	N/A	3	—

Net Increase (Decrease) in Cash and Cash Equivalents	N/A	$935	$(512)
Cash and Cash Equivalents at Beginning of Period	N/A	$525	$1,037

Cash and Cash Equivalents at End of Period	N/A	$1,460	$525